Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Record Quarterly Earnings

EMLENTON, Pa., October 18, 2019 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $2.2 million, or $0.80 per diluted common share, for the three months ended September 30, 2019, an increase of $1.0 million, or 86.7%, from $1.2 million, or $0.51 per diluted common share, reported for the same period in 2018.  Net income available to common stockholders for the nine-month period ended September 30, 2019 was $6.3 million, or $2.32 per diluted common share, an increase of $2.4 million, or 60.1%, from $3.9 million, or $1.72 per diluted common share, for the same period in 2018.  Earnings growth for the quarterly and year-to-date periods was largely driven by the Corporation's acquisition of Community First Bancorp, Inc (Community First) in October 2018.

The increase in net income for both periods compared to the same periods in 2018 resulted from increases in net interest income and noninterest income and a decrease in the provision for loan losses, partially offset by increases in noninterest expense, the provision for income taxes and preferred stock dividends.  The Corporation realized an annualized return on average assets of 0.93% and an annualized return on average common equity of 10.63% for the quarter ended September 30, 2019, compared to 0.60% and 7.68%, respectively, for the same period in 2018.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are extremely pleased with the results for the quarter and first nine months of 2019. The considerable strategic investments we have made to grow our franchise through denovo offices and whole-bank acquisitions continue to deliver strong financial performance, including significant earnings growth, and provide a solid foundation for continued profitable expansion and sound shareholder returns.”

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $1.0 million, or 86.7%, to $2.2 million, or $0.80 per diluted common share, for the three months ended September 30, 2019, compared to net income of $1.2 million, or $0.51 per diluted common share, for the same period in 2018.  The increase resulted from increases in net interest income and noninterest income of $875,000 and $147,000, respectively, and a $445,000 decrease in the provision for loan losses, partially offset by increases in the provision for income taxes and noninterest expense of $257,000 and $203,000, respectively.

Net interest income increased $875,000, or 14.3%, to $7.0 million for the three months ended September 30, 2019 from $6.1 million for the same period in 2018. The increase in net interest income resulted from an increase in interest income of $1.7 million, or 23.1%, as a result of a $100.9 million increase in the average balance of loans outstanding. Partially offsetting the increase in interest income, interest expense increased $846,000, or 63.9%, as the Corporation's average balance of interest-bearing deposits and borrowed funds increased $85.4 million and $14.0 million, respectively. The increases in the Corporation's loans and interest-bearing deposit balances resulted primarily from the Corporation's acquisition of Community First, which added approximately $111.6 million in loans and $106.1 million in total deposits to the Corporation.

The provision for loan losses decreased $445,000 to a recovery of $145,000 for the three months ended September 30, 2019 from an expense of $300,000 for the same period in 2018.  This was primarily due to a decrease in loan portfolio balances and a $4.7 million improvement in criticized and classified loans during the third quarter of 2019.

Noninterest income increased $147,000, or 13.8%, to $1.2 million for the three months ended September 30, 2019 from $1.1 million in the same period in 2018 due to increases in gains on the sale of loans, gains on the sale of securities and other income of $45,000, $42,000 and $66,000, respectively.  The increase in other income was primarily driven by increases in ATM fees.

Noninterest expense increased $203,000, or 3.7%, to $5.8 million for the three months ended September 30, 2019 from $5.6 million in the same period in 2018.  The increase primarily related to increases in compensation and benefits expense, other noninterest expense, occupancy and equipment  expense and professional fees of $668,000, $229,000, $74,000 and $35,000, respectively. The increases related to costs associated with the new banking offices acquired in the Community First acquisition and normal salary and benefit and operating expense increases.  Partially offsetting these increases, acquisition costs, FDIC insurance expense and intangible asset amortization decreased $677,000, $103,000 and $23,000, respectively.

The provision for income taxes increased $257,000 to $444,000 for the three months ended September 30, 2019 from $187,000 in the same period in 2018 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $2.4 million, or 60.1%, to $6.3 million, or $2.32 per diluted common share, for the nine months ended September 30, 2019, compared to net income of $3.9 million, or $1.72 per diluted common share, for the same period in 2018.  The increase resulted from increases in net interest income and noninterest income of $3.1 million and $388,000, respectively, and a $675,000 decrease in the provision for loan losses, partially offset by increases in noninterest expense, the provision for income taxes and preferred stock dividends of $1.1 million, $637,000 and $91,000, respectively.

Net interest income increased $3.1 million, or 17.3%, to $21.3 million for the nine months ended September 30, 2019 from $18.2 million for the same period in 2018. The increase in net interest income resulted from an increase in interest income of $5.2 million, or 23.9%, as a result of a $111.6 million increase in the average balance of loans outstanding. Partially offsetting the increase in interest income, interest expense increased $2.1 million, or 56.4%, as the Corporation's average balance of interest-bearing deposits and borrowed funds increased $75.1 million and $16.1 million, respectively. The increases in the Corporation's loans and interest-bearing deposit balances resulted primarily from the aforementioned fourth quarter 2018 acquisition of Community First.

The provision for loan losses decreased $675,000, or 68.9%, to $305,000 for the nine months ended September 30, 2019 from $980,000 for the same period in 2018.  The decrease in the provision for loan losses recorded for the nine months ended September 30, 2019 was primarily due to decreases in net loan portfolio balances, a $2.1 million improvement in criticized and classified loans during the nine month period in 2019 and lower net charge-offs compared to the same period in 2018.

Noninterest income increased $388,000, or 12.9%, to $3.4 million for the nine months ended September 30, 2019 from $3.0 million in the same period in 2018.  Fees and service charges increased $194,000, primarily associated with the operation of the new full-service banking offices and general increases in overdraft fee income.  Additionally, gains on the sale of loans, gains on the sale of securities and other income increased $69,000, $52,000 and $70,000, respectively.

Noninterest expense increased $1.1 million, or 7.2%, to $16.6 million for the nine months ended September 30, 2019 from $15.5 million in the same period in 2018.  The increase primarily related to increases in compensation and benefits expense, other noninterest expense and occupancy and equipment expense of $1.4 million, $718,000 and $272,000, respectively. The increases related to costs associated with the aforementioned new banking offices and normal salary and benefit and operating expense increases.  Partially offsetting these increases, acquisition costs, FDIC insurance expense, intangible asset amortization and professional fees decreased $1.0 million, $124,000, $69,000 and $48,000, respectively.

The provision for income taxes increased $637,000, or 86.7%, to $1.4 million for the nine months ended September 30, 2019 from $735,000 in the same period in 2018 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $42.6 million, or 4.7%, to $941.4 million at September 30, 2019 from $898.9 million at December 31, 2018.  The increase in assets was driven primarily by increases in cash and cash equivalents, securities and interest-earning time deposits of $38.3 million, $20.2 million and $3.5 million, respectively, partially offset by a decrease in net loans receivable of $20.2 million. Liabilities increased $36.6 million, or 4.5%, to $855.5 million at September 30, 2019 from $818.9 million at December 31, 2018 due to an increase in customer deposits of $46.5 million, partially offset by a decrease in borrowed funds of $11.6 million.

Nonperforming assets increased $1.7 million to $5.5 million, or 0.58% of total assets at September 30, 2019, compared to $3.7 million, or 0.42% of total assets at December 31, 2018.  This increase was primarily the result of downgrading one $2.4 million commercial real estate loan to non-accrual status during the period.

Stockholders’ equity increased $5.9 million, or 7.4%, to $85.9 million at September 30, 2019 from $80.0 million at December 31, 2018 primarily due to a $3.8 million increase in retained earnings as a result of $6.3 million of net income available to common stockholders, partially offset by $2.4 million of common dividends paid.  Additionally, accumulated other comprehensive income increased $1.9 million.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 9.1% of total assets.  Book value per common share was $30.28 at September 30, 2019, compared to $28.09 at December 31, 2018.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Nine month period
	ended September 30,		ended September 30,
	2019	2018	2019	2018

Interest income	$9,187	$7,466	$27,134	$21,894
Interest expense	2,171	1,325	5,814	3,717
Net interest income	7,016	6,141	21,320	18,177
Provision for (recovery of) loan losses	(145)	300	305	980
Noninterest income	1,209	1,062	3,396	3,009
Noninterest expense	5,758	5,555	16,648	15,536
Income before provision for income taxes	2,612	1,348	7,763	4,670
Provision for income taxes	444	187	1,372	735
Net income	2,168	1,161	6,391	3,935
Preferred stock dividends	-	-	91	-
Net income available to common stockholders	$2,168	$1,161	$6,300	$3,935

Basic earnings per common share	$0.80	$0.51	$2.33	$1.73
Diluted earnings per common share	$0.80	$0.51	$2.32	$1.72
Dividends per common share	$0.29	$0.28	$0.87	$0.84

Return on average assets (1)	0.93%	0.60%	0.95%	0.69%
Return on average equity (1)	10.11%	7.68%	10.31%	8.87%
Return on average common equity (1)	10.63%	7.68%	10.71%	8.87%
Yield on average interest-earning assets	4.28%	4.12%	4.36%	4.13%
Cost of average interest-bearing liabilities	1.29%	0.92%	1.18%	0.88%
Cost of funds	1.05%	0.75%	0.96%	0.72%
Net interest margin	3.27%	3.39%	3.43%	3.43%
Efficiency ratio	69.44%	75.63%	66.54%	71.82%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	9/30/2019	12/31/2018

Total assets	$941,430	$898,875
Cash and equivalents	49,302	10,955
Securities	117,922	97,725
Loans, net	688,511	708,664
Deposits	808,025	761,546
Borrowed funds	33,800	45,350
Common stockholders' equity	81,725	75,802
Stockholders' equity	85,931	80,008

Book value per common share	$30.28	$28.09

Net loans to deposits	85.21%	93.06%
Allowance for loan losses to total loans	0.94%	0.91%
Nonperforming assets to total assets	0.58%	0.42%
Stockholders' equity to total assets	9.13%	8.90%
Shares of common stock outstanding	2,698,712	2,698,712